Exhibit 10.24
SEVERANCE AGREEMENT AND RELEASE
     This Severance Agreement and Release (“Agreement”) is entered into as of the 16th day of December, 2005 (the “Effective Date”). The parties to this Agreement are Hastings Entertainment, Inc. (“Hastings” or the “Company”) and Steve Hicks (“Hicks”).
Recitals
     1. Hicks has been employed by Hastings as Vice President of Product and has voluntarily resigned his position as the Vice President of Product with Hastings effective December 7, 2005, in order to pursue other business opportunities. Hicks will remain an employee of Hastings through January 13, 2006.
     2. Hastings and Hicks do not anticipate that there will be any dispute between them or legal claims arising out of Hicks’ separation from the Company, but nevertheless desire to settle fully and finally any and all differences, causes of action, claims, or disputes that might otherwise arise out of Hicks’ employment with the Company.
Agreement
     IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:
     1. Temporary Continuation of Pay. Hastings will continue to pay Hicks his regular salary through January 13, 2006. These payments will be issued through the Company’s payroll less all applicable taxes and withholding. Hicks will receive his vested employee benefits (including a proportionate part of the bonus payable for the period ending January 31, 2006 payable when bonuses for the period ending January 31, 2006 are paid, and $7,379.25 for accrued but not used vacation pay) payable on or before December 31, 2005.
     2. Severance Benefits.
          (a) Following his final date of employment, Hastings agrees to pay Hicks a sum equal to ten (10) months of his current base salary plus bonus computed at his bonus percentage for such period based upon an assumed achievement of 100%, equal to $152,303.00, payable in one lump sum less all applicable taxes and withholding. This payment will be made after January 1, 2006, but before February 5, 2006.
          (b) If Hicks has not obtained employment by October 15, 2006, Hastings will pay Hicks on a month by month basis his base salary plus bonus computed at his bonus percentage for such period based upon an assumed achievement of 100% for up to an additional three-month period payable in the amount of $ 15,230.30 per month, payable once a month, beginning October 15, 2006, and continuing until January  15, 2007, unless Hicks finds a job sooner. If Hicks becomes employed

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during such three-month period this payment shall cease. For purposes of this Agreement, “Employment” means any contract of hire in excess of eighty (80) hours per month whether written, verbal or implied whereby Hicks receives compensation of any kind in exchange for work or services including but not limited to consulting, customer care, data processing, data analysis or market planning.
          (c) In addition, the Company will pay the Company’s group health care plan premiums on behalf of Hicks and his family for the ten (10) month period beginning January 13, 2006 and during any period payments are made to Hicks pursuant to Section 2.b above.
     3. Placement Assistance. The Company will provide placement assistance to assist Hicks through Right Management Consultants for a period of three (3) months, starting April 1, 2006.
     4. Letter of Recommendation. Hastings will execute a letter of recommendation on Hicks’ behalf which letter will be subject to reasonable approval by Hicks. Hastings agrees to supply up to twenty-five (25) original copies for Hicks at his request. Any subsequent inquiry regarding Hicks’ employment and subsequent resignation will be addressed by supplying a copy of the letter of recommendation or otherwise communicating its content.
     5. Options. The unvested Options granted pursuant to Option Grant Nos. 514 (being 6000 shares) and 609 (being 9000 shares) will be vested as of January 13, 2006, and all Options under such grants must be exercised within ninety (90) days of January 13, 2006. Any option shares under such grants not exercised by such date will expire. All other Options Grants remain in force as written, and must be exercised within ninety (90) days of January 13, 2006 and Hicks agrees to release grants 12, 552 and 675 as to the unvested portions of such options.
     6. Return of Property. Hicks agrees to return to the Company any property owned by the Company in a timely manner, provided that he may retain his Company phone at the Company’s expense (based upon historical costs) through March 15, 2006, retain the cell phone at his cost thereafter and the digital video camera provided to him by the Company.
     7. Agreement Confidentiality. Hicks represents and agrees that the existence, terms and conditions of this Agreement shall be kept strictly and completely confidential subject only to the following exceptions:
A.	Hicks may tell, on condition of confidentiality, his immediate family, appropriate governmental agencies, such as the Internal Revenue Service, Bankruptcy trustee, his investment adviser, attorneys, and accountant; and any other person he is required to tell by law or must do so to effectuate this Agreement.

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B.	Hicks may disclose relevant information regarding the terms and conditions of this Agreement in response to a validly executed and served subpoena or other court order. However, in so responding, Hicks will advise the court and all interested parties of the existence and substance of this confidentiality agreement and will take all reasonable steps necessary to limit his disclosure of confidential information governed by this Agreement.
     The phrase, “terms and conditions of this Agreement” means those terms and conditions that appear on the face of the Agreement and any and all discussions, information and documentation used, generated and/or relied upon in producing this Agreement. Except to the extent necessary to enforce this Agreement, it is further agreed that neither this Agreement nor any part thereof is to be used or admitted into evidence in any proceeding of any character, judicial or otherwise, now pending or hereafter instituted.
     8. Release. In consideration of the severance pay, severance benefits, and other promises contained herein, and as a material inducement to Hastings to enter into this Agreement, Hicks hereby irrevocably and unconditionally releases, acquits, forever discharges, and agrees to hold harmless Hastings and its agents, assigns, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under, or in concert with any of them (hereinafter “the releasees”), from any and all claims, causes of action, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Hicks that he ever had or may now have against the releasees, or any of them, including, without limitation, any claims, causes of action, demands, or liabilities in connection with either Hicks’ employment with the Company or his resignation from the Company. This Agreement expressly covers, but is not limited to, any claims that Hicks may have raised under any state or federal statutory or common law prohibiting discrimination in employment on the basis of age, gender, disability, race, national origin, religion, “whistleblower” or on any other basis prohibited by law including claims arising under Title VII of the Civil Rights Act of 1964, Section 21.051 of the Texas Labor Code, and the Americans with Disabilities Act.
     In addition and in consideration of the promises contained in this Agreement, Hicks hereby waives, releases and forever discharges, and agrees that he will not in any manner institute, prosecute, or pursue, any complaint, claim, charge, demand, or suit, whether in law or in equity, which asserts or could assert at common law or any statute, rule or any grounds whatsoever, any claim or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., against any one or all of the releasees with respect to any event, matter, claim, damage, or injury, whether known or unknown, arising out of his employment and resignation of employment with the Company and its subsidiaries and/or the execution of this Agreement.
     9. Reasonable Assistance & Cooperation. In consideration of the severance payment and other benefits provided to Hicks in this Agreement, from the Effective Date through January 13, 2006, Hicks agrees to provide reasonable assistance and cooperation to Hastings regarding certain items and areas over which he managed or otherwise worked on while employed at the Company,

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not to exceed twenty (20) hours per month or a total of thirty (30) hours overall. Hicks acknowledges and agrees that his receipt of the severance payment and other benefits provided for in this Agreement are contingent upon his good faith efforts to provide reasonable assistance and cooperation during the transition period identified in paragraph 1 above. Further, the parties acknowledge and agree that “reasonable assistance and cooperation” includes both parties, including their representatives or family members, refraining from communicating in any manner any disparaging remarks, comments or gestures concerning each other or any employee, officer or agent of Hastings. Hicks agrees to hold an exit interview upon his final day of employment, and the Parties agree that anything stated in the exit interview will not violate any of the terms of this Agreement.
     10. COBRA. Hicks hereby acknowledges that Hastings or its authorized designee has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) he has the right to elect continued coverage under the Company’s group health plan at his own expense once Hastings stops paying for his health insurance under paragraph 2. Such election must be made no later than sixty (60) days after his resignation.
     11. No Admission of Fault on Behalf of Hastings. This Agreement shall not in any way be construed as an admission by Hastings, its agents, employees, directors, officers, representatives, or assigns, or its subsidiaries, of any act of wrongdoing whatsoever against Hicks or any other person.
     12. Complete Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
     13. Acknowledgment of Right to Seek Counsel. Hicks acknowledges that he has a complete and unequivocal right to seek legal advice and/or representation from any attorney of his choice regarding the matters set forth in this Agreement. Hicks acknowledges that he has either consulted with counsel and is satisfied with the representation he received with respect to this Agreement, or he acknowledges that he has knowingly and voluntarily waived his right to seek legal representation.
     14. Choice of Forum and Venue. The terms of this Agreement shall be construed in accordance with the laws of the State of Texas. Any proceeding brought to enforce or interpret this Agreement shall be brought in Potter County, Texas.
     15. Time to Sign and Revoke Agreement. In accordance with the Older Workers Benefit Protection Act, 29 U.S.C. §626(f)(l), Hicks acknowledges and agrees that he has the right to examine the terms of this Agreement for twenty-one (21) calendar days from the date he first received this Agreement before executing the Agreement, but has chosen to waive this right.

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     Hicks understands that for a period of seven (7) calendar days after he executes this Agreement he has the right to revoke it and this Agreement shall not become effective and enforceable until after the passage of this seven day period without Hicks having revoked it. Non-revocation shall be evidence by an executed copy of the attached Statement of Non-Revocation. This Agreement may not be revoked after the seven day period.
     16. Confidentiality, Non-Disclosure Following Termination and Covenant Not to Compete. Hicks acknowledges and stipulates that: 1) during the time he worked for Hastings, he was placed in a position to become acquainted with Hastings’ Proprietary and Confidential Information (defined below); 2) the use or disclosure of Proprietary and Confidential Information by Hicks, except as expressly authorized by Hastings, is prohibited and would seriously damage Hastings; 3) in addition to being given access to Proprietary and Confidential Information Hicks received material benefits as a result of his employment, including compensation and experience; and 4) in addition to the foregoing, Hicks agrees as follows:
A.	Hicks and his immediate family shall not, without the prior written consent of Hastings, directly or indirectly:
(i)	disclose, divulge, furnish or make accessible to any person, or copy, take or use in any manner, any of the Proprietary and Confidential Information of Hastings;

(ii)	take any action that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any of the Proprietary and Confidential Information of Hastings;

(iii)	fail to follow the reasonable guidelines established by Hastings from time to time regarding the confidential and proprietary nature of the Proprietary and Confidential Information; or

(iv)	divulge, furnish or make accessible to any other employee of Hastings a copy of this Agreement, or in any other manner divulge the contents thereof.

(v)	discuss or disclose information relating to his employment or matters or issues relating to the Company.
B.	Hicks agrees to return all documents, discs, files, software, compilations of information, or any other materials provided or made available to him by Hastings (including all copies of any such material) that contain Proprietary and Confidential Information as defined by this Agreement.

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C.	“Proprietary and Confidential Information” means all of the data, documents, materials, information and ideas of Hastings, including, without limitation: any and all applicant and employee records and information, customer and vendor records and information, operation methods and information, marketing information and strategies, accounting and financial information, internal publications and memoranda, goodwill, this Agreement and its contents, computer systems, software, and other matters considered proprietary or confidential by Hastings. Proprietary and Confidential Information shall not include: (i) any information or material that Hicks can establish has become publicly available; (ii) any information or material required to be disclosed by order of a court of competent jurisdiction; or (iii) any otherwise confidential information or material that Hastings* Board of Directors allows to be disclosed by Hicks, as evidenced by the Board’s written consent for such disclosure.

D.	Covenant Not to Compete.

(a)	Length of Time and Area. For a period of ten(10) months after the Effective Date, Hicks shall not accept any position with Blockbuster, Inc., Movie Gallery, Inc., or Best Buy Co., Inc.

(b)	The ownership by Hicks of ten percent (10%) or less of a publicly-traded class of securities in one of the above-named companies shall not be deemed a violation of this Section 16.

(c)	Reasonableness of Limitations. Hicks acknowledges and agrees that the covenant not to compete contained this Section 16 is ancillary to or part of this Severance Agreement and Release and that the limitations contained in this covenant not to compete (1) are reasonable limitations as to time, geographical area, and scope of activity to be restrained; (2) do not impose a greater restraint than is necessary to protect the business interests of Hastings, which, not by limitation, include the Proprietary and Confidential Information; and (3) will not create a hardship on Hicks.

(d)	Partial Invalidity. If for any reason any court of competent jurisdiction determines that the restrictions contained in this covenant not to compete are not reasonable, that the consideration is inadequate, or that Hicks has been prevented from earning a livelihood, such restrictions should be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified in this Section 16 as will render such restrictions valid and enforceable.

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(e)	Nonsolicitation of Employees. For a period of ten months (10) months following the Effective Date, Hicks shall not directly solicit, encourage, or induce any other employees of Hastings to terminate employment with Hastings or employ or offer employment to any such other employee of Hastings.
17.	Assignment of Intellectual Property.
A.	Hicks agrees that any idea, innovation, concept, useful article, software, program, database, system, modification to an existing system or program, or other analytical tool he created or developed as part of his employment with Hastings (collectively referred to as ‘“Development”) shall be the sole exclusive property of Hastings, and Hicks agrees that he retains no intellectual property rights in any such Development. As such, Hicks expressly assigns to Hastings all right, title and interest in any and all Developments, made or conceived solely or jointly by Hicks, whether or not such Developments are patentable, copyrightable, or protectable in any other manner, that relate in any way to the business or operations of Hastings.

B.	The assignment of any Development only applies to any Development(s) created while Hicks was employed by Hastings.

C.	To the extent Hicks claims that any Development was his own intellectual property prior to the date he began his employment with Hastings, Hicks agrees to list such Development below, with a brief description that is sufficient to allow the parties to easily identify what Hicks claims as his own. Hicks claims the following Development(s) as his own creation prior to the date he began his employment with Hastings, and does not assign his right, title and interest in such Development(s) to Hastings:
None

(Write “NONE” if no prior Developments exist).

D.	Excluded from Hicks’ assignment of his Developments are the following, which Hicks cannot assign to Hastings because of a prior agreement with , which is effective until .

None

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(Write “NONE” if no prior agreements exist).
E.	Hastings and its licensees are not required to designate Hicks as the author or creator of any Development assigned in this paragraph 16 when distributing the Development publicly or otherwise. To the extent Hicks writes any article in any publication or trade journal referencing or relating to any Development, the article shall be considered a joint work of Hastings and Hicks, shall recognize both Hastings and Hicks as joint authors, and shall include information identifying Hicks as an employee of Hastings.
     18. Right to Injunctive Relief and Other Remedies. If it is determined that Hicks has breached any of the covenants contained in paragraphs 8, 16, and 17, Hastings may obtain an injunction prohibiting such breach. Hicks expressly stipulates and agrees that his obligations under this Agreement are specifically enforceable by temporary and permanent injunctive relief. Hicks further agrees that Hastings shall not be required to post a bond in order to obtain injunctive relief against Hicks for violating any of the covenants contained in paragraphs 8, 16, and 175, or if a bond is required by law or by any court of competent jurisdiction, Hicks hereby agrees to a bond in the lowest amount permitted by law. Nothing in this paragraph shall be deemed to deny Hastings the right to seek damages, or any other remedy that may be available, in addition to the injunctive provided herein.
     19. Notices. All communications and notices between the parties hereto shall be given at the following addresses:
Hastings Entertainment, Inc.
c/o Dave Moffatt, Vice-President Human Resources
3601 Plains Blvd.
Amarillo, Texas 79102
Steve Hicks
1228 South Lamar
Amarillo, TX 79102
Notice under this Agreement will be considered to have been accomplished on the date the party deposits in the United States Mail a copy of the notice at issue, which must be properly addressed using the addresses identified in this paragraph, postage prepaid with adequate postage thereon.

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     20. INDEMNITY. HICKS AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS HASTINGS AND ITS EMPLOYEES, AFFILIATES, AND ASSIGNS FROM ANY AND ALL LIABILITY, CLAIMS, LOSSES, COSTS, ATTORNEYS’ FEES AND/OR DAMAGES OF ANY SORT THAT ARISE OR RESULT FROM THE BREACH OF ANY WARRANTIES OR REPRESENTATIONS MADE IN THIS AGREEMENT.
     HASTINGS AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS HICKS FROM ANY AND ALL LIABILITY, CLAIMS, LOSSES, COSTS, ATTORNEYS’ FEES AND/OR DAMAGES OF ANY SORT THAT ARISE OR RESULT FROM THE PERFORMANCE OF HICKS’ DUTIES CONDUCTED IN GOOD FAITH WHILE ACTING ON HASTINGS’ BEHALF OR THE BREACH OF ANY WARRANTIES OR REPRESENTATIONS MADE BY IT IN THIS AGREEMENT.
     BY SIGNING BELOW, HICKS ACKNOWLEDGES THAT HE HAS READ AND CAREFULLY CONSIDERED THIS AGREEMENT AND UNDERSTANDS THAT IT IS A FULL RELEASE OF ALL CLAIMS KNOWN OR UNKNOWN. HICKS ACKNOWLEDGES AND AFFIRMS THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS CONCERNING THIS AGREEMENT AND HE HAS HAD HIS QUESTIONS ANSWERED TO HIS COMPLETE SATISFACTION. HICKS ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY.

HASTINGS ENTERTAINMENT, INC., a Texas corporation
By:	/s/ John H. Marmaduke
Title:	12/16/05
on Behalf of the corporation

EMPLOYEE
/s/Steve Hicks
STEVE HICKS
12/14/05
Date

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STATEMENT OF NON-REVOCATION
     By signing below, 1 hereby verify that I have chosen not to revoke my Agreement to and execution of the “Severance Agreement and Release” dated December 16, 2005 between myself and HASTINGS ENTERTAINMENT, INC. My signature below confirms my continued agreement to the terms of that Agreement in all its particulars including my release and waiver of any and all claims relating to my employment and voluntary resignation of employment with HASTINGS ENTERTAINMENT, INC.

/s/ Steve Hicks	12/22/05
Date
/s/ Dave Moffatt	12/22/05
Date
Dave Moffatt
V.P. of HR
NOTICE: DO NOT SIGN, DATE OR RETURN THIS DOCUMENT UNTIL EIGHT (8) DAYS AFTER YOU SIGN THE “SEVERANCE AGREEMENT AND RELEASE.”

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